                            CERTIFICATE OF AMENDMENT
                                       TO
             THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
                                       OF
                              CSS INDUSTRIES, INC.



         CSS Industries, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of CSS Industries, Inc. at a meeting held on June 7, 2004, at which a quorum was present and acting thereat, adopted resolutions proposing and declaring advisable and in the best interest of the corporation the following amendment to the Restated Certificate of Incorporation, as amended, of said corporation (the "Amendment") so that subparagraphs (1) and (3) of Article Fourth shall be and read as follows:

         FOURTH: (1) The total number of shares which the Corporation shall be authorized to issue is 26,029,036. Of such shares, 1,029,036 shall be Preferred Stock and 25,000,000 shall be Common Stock, which shall have a par value of $.10 per share.

                  (3) Common Stock. The 25,000,000 shares of Common Stock shall have a par value of $.10 per share, shall be entitled to one vote for each share, and shall be subject to the preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock as shall be stated and expressed by the resolution or resolutions providing for the issuance of such Preferred Stock, as may be adopted by the Board of Directors in accordance with subparagraph (2) hereof."

         SECOND: That the stockholders of CSS Industries, Inc. have duly authorized the Amendment at the Annual Meeting of Stockholders held on August 4, 2004, at which meeting the requisite number of votes required by the Delaware General Corporation Law were cast in favor of the Amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That this Certificate of Amendment of the Restated Certificate of Incorporation, as amended, shall be effective upon filing.


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         IN WITNESS WHEREOF, CSS Industries, Inc. has caused this certificate to be signed by David J. M. Erskine, its President and Chief Executive Officer and attested by its Secretary, this 4th day of August, 2004.



                                                 CSS INDUSTRIES, INC.



                                                 -----------------------------
                                                 By:     David J. M. Erskine
                                                         President and Chief
                                                         Executive Officer
         [corporate seal]



         Attest:                                 -----------------------------
                                                 By:     Michael A. Santivasci
                                                         Secretary